Exhibit 10.1

October 23, 2019

Mr. John T. Jordan, Jr.

18313 Kemper Lakes Court

Leesburg, VA 20176

Re: Separation Agreement

Dear John:

Per our discussions, this letter confirms that your employment as Executive Vice President & Chief Financial Officer for Limbach Facility Services LLC (the “Company”) is ended, effective September 30, 2019.

The Company would like to offer the arrangement set forth below in order to assist you in this transition. This continuation arrangement will amend, effective September 30, 2019, certain terms of the Company Employment Offer, dated March 18, 2015 (“Employment Offer”), which you accepted.

Under this continuation arrangement, you will continue your employment with the Company at your current salary and auto allowance through December 31, 2019. The following are requirements for this continuation arrangement:

Commencing October 1st 2019, you will:

1.	Act as an internal consultant to assist with the transition of your current duties to the incoming CFO on an as needed basis, as requested by the CEO and CFO.
2.	Be open and share your thoughts with the incoming CFO on the business.
3.	Share your views on the level of competency of the finance staff in the corporate center and in the business units.
4.	Oversee and have the authority for A) resolution and testing of the weakness remediation related to Work in Process reporting/Contract Administration, as reported in the December 31, 2018 audited financials, b) continuing the forward progress of the Viewpoint accounting system change for the Service side of the business, and c) reaching compliance status with new accounting lease and revenue recognition standards.
5.	Participate via phone on the Monthly Branch Reviews scheduled for October and November2019, and offer insights and comments.
6.	Review all branch and corporate business plans, and offer insights and comments to the incoming CFO.
7.	Assist in a smooth transition with key stakeholders, including Crowe, Citizens, Colbeck, Travelers, Alliant and other 3rd party vendors.
8.	Have at a minimum weekly calls and monthly in person meetings with the incoming CFO to discuss all other projects or initiatives that are currently active as of September 30, 2019. You will not be responsible for assisting with any new projects or initiatives that commence after September 30, 2019.

5102 W. LAUREL STREET, SUITE 800 TAMPA, FL 33607 P: 412.359.2100 | limbachinc.com LIMBACH IS AN EQUAL OPPORTUNITY EMPLOYER

Separation Agreement

October 23, 2019

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9.	Participate in discussions and provide historic knowledge of the Project Wolfsburg acquisition.

10.	Provide support and information for the 3rd quarter 10Q filing.

In this role, you will report directly to the CEO, but have day-to-day contact with the incoming CFO. You will not provide any management direction, except for the items noted in item 4 above, although you will be expected to offer insights and comments to management, when requested. The CEO shall have the option of terminating your continued employment at any time, should it be deemed that you are not satisfying the requirements stated herein, in which case your salary continuation will begin at that time.

Should you agree to this arrangement, and in accordance with the terms in the Employment Offer, your salary continuation will commence January 1st, 2020, and you will be provided the following:

i.	All previously earned and accrued but unpaid base salary up to the date of termination,

ii.	Earned, accrued but unused PTO as of December 31, 2019 will be paid as a lump sum no later than December 31, 2019

iii.	Your annual incentive plan payments earned per your Performance Agreement during the year of termination (2019), paid in full no later than April 15, 2020, in accordance with the 2019 issued Performance Agreement and subject to the normal course approval process. Any earned bonus that may be paid under this section will be paid in cash, not in equity.

iv.	Base salary and all health benefits through the date that is six (6) months from the date of your termination - through June 30, 2020 (the “Salary Continuation Period”). In the event that you accept other employment during the Salary Continuation Period, the Salary Continuation Period will terminate effective the first day of such new employment and the Company will not be responsible for any remaining payments. Should you have not secured employment by June 30, 2019, the CEO will present a recommendation to the Compensation Committee for up to three more months of salary continuation. This additional salary continuation is not guaranteed.

For purposes of clarity and avoidance of doubt, the payments described above are inclusive of the payments described in the third paragraph on the second page of the Employment Offer. They are not in addition to the payments described in the Employment Offer.

The parties agree that under this continuation arrangement, your termination of employment with the Company shall be treated as a termination for reasons other than your Resignation, death, disability or Good Cause for all purposes under the Employment Offer.

Separation Agreement

October 23, 2019

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You are directed to the restrictive covenants on the third page of the Employment Offer, to which you remain bound.

Additionally, should you agree to this continuation arrangement and remain employed with the Company until December 31, 2019, the Compensation Committee of the Board of Directors has agreed to vest your outstanding time-based restricted stock units (RSUs), totaling 7,334 shares, effective December 31, 2019. All outstanding performance-based RSU’s are forfeit. You are reminded and directed to Section 6 of your “TIME-BASED AND PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENTS” granted on August 30, 2017, April 13, 2018, and February 27, 2019 (each a “RSU Agreement”), setting forth the restrictive covenants to which you are bound in exchange for those units that have already and are to be vested. Notwithstanding the foregoing, the Company agrees that the non-competition covenants set forth in Section 6(a)(i)(A) and Section 6(a)(i)(C) of each RSU Agreement shall no longer be in effect upon the termination of your employment. All other restrictive covenants to which you are bound remain in full force and effect.

Should you agree to this arrangement, you will be paid your final salary plus any earned and unused PTO through December 31, 2019. You will not accrue any PTO credits during the Salary Continuation Period. You will receive separate information, from our benefits department, that describes your rights and coverages under the Limbach benefit programs. Dianne Rodgers will be available to review all of your options and questions related to the programs. Please note that if you participate in the company medical, dental or vision plans, your coverage will continue until June 30, 2020.

Upon the termination of your employment, you will be permitted to retain possession of your Company-provided laptop, iPad, and cell phone at your own expense, based on the current fair market value of each.

Please contact me if I can answer any questions.

Sincerely,

Limbach Facility Services LLC

/s/ Charles A. Bacon III

Charles A. Bacon III, CEO

cc:        Cristine Leifheit, VP of People & Culture

Accepted and agreed to:

/s/ John T. Jordan, Jr.

John T. Jordan, Jr.

Date:	October 24, 2019

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